EXHIBIT 99.1 TO FORM 8-K
Date: December 11, 2003



                    SPEEDCOM Completes Asset Sale

   SARASOTA, Fla.--(BUSINESS WIRE)--Dec. 11, 2003--SPEEDCOM Wireless Corporation (OTCBB:SPWC) today announced that it completed the sale of substantially all of its assets to P-Com, Inc. following stockholder approval on December 2. In accordance with the asset purchase agreement, SPEEDCOM received consideration of 63,500,000 P-Com common shares, after closing adjustments, plus P-Com assumed certain SPEEDCOM liabilities.
   SPEEDCOM stockholders will continue to own the same number of shares of SPEEDCOM common stock that they owned immediately prior to the asset sale. Each share of SPEEDCOM common stock will represent the same ownership percentage of a company with substantially less debt and whose principal asset consists of P-Com common stock.
   As previously announced, SPEEDCOM significantly reduced its monthly overhead in order to preserve its remaining cash and begin developing revenue-generating opportunities, which may include acquiring private companies. P-Com extended employment offers to more than half of SPEEDCOM's employees. Additionally, SPEEDCOM has retained the services of several former employees as consultants for corporate administration and transition functions.
   "The closing of today's transaction enhances the ability of our shareholders to derive value from the sale of SPEEDCOM's wireless technology," said Mark Schaftlein, SPEEDCOM's CFO. Schaftlein continued, "Going forward, the company will be seeking to maximize its shareholders' value through a merger, acquisition or similar business combination."
   SPEEDCOM will file a copy of this press release with the Securities and Exchange Commission pursuant to Form 8-K, which will be available on the SEC's website at www.sec.gov.

   About SPEEDCOM

   SPEEDCOM Wireless Corporation was a multinational, fixed broadband wireless solutions company based in Sarasota, Florida. SPEEDCOM's Wave Wireless division was an innovator and manufacturer of a variety of broadband wireless products. On December 10, 2003, the company sold all of its operating assets and ceased its historical business operations. Since that time, the company has been seeking to maximize its shareholders' value through a merger, acquisition or similar business combination. More information is available at http://www.speedcomwireless.com.
   This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ from forward-looking statements for a number of reasons as well as other factors discussed from time to time in our SEC filings (available on EDGAR or for free at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to SPEEDCOM on the date thereof.

   SPEEDCOM is a registered trademark of SPEEDCOM Wireless
Corporation.

    CONTACT: SPEEDCOM Wireless Corporation, Sarasota
             Gil Sharell, 941-907-2361
             gsharell@speedcomwireless.com